BlackRock Funds (the "Registrant"): Emerging Markets Equity Strategies Fund
---------------------------------------------------------------------------
(the "Fund")
------------

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of Addendum No. 14 to the Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC with respect to the Fund

                                                                EXHIBIT 77Q1(E)

                                BLACKROCK FUNDS

             Addendum No. 14 to the Investment Advisory Agreement

   This Addendum dated as of the 19/th/ day of February, 2016 is entered into by and between BLACKROCK FUNDS, a Massachusetts business trust (the "Fund") and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the "Adviser").

   WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of September 29, 2006 (the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and

   WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

   WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund has notified the Adviser that it is establishing BlackRock Emerging Markets Equity Strategies Fund (the "New Portfolio"), and that it desires to retain the Adviser to act as the investment adviser therefore, and the Adviser has notified the Fund that it is willing to serve as investment adviser to the New Portfolio;

   NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. Appointment. The Fund hereby appoints the Adviser to act as investment
       -----------
       adviser to the New Portfolio for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement with respect to the New Portfolio for the compensation herein provided.

    2. Compensation.
       ------------

       The Adviser shall receive annual compensation from the Fund on behalf of the New Portfolio for the services provided and the expenses assumed pursuant to the Advisory Agreement computed daily and payable monthly, as a percentage of the New Portfolio's average daily net assets, and calculated as follows:

                                                                          MANAGEMENT
NEW PORTFOLIO                                AVERAGE DAILY NET ASSETS      FEE RATE
-------------                              -----------------------------  ----------
BlackRock Emerging Markets Equity          First $1 billion..............    1.00%
  Strategies Fund......................... $1 billion - $3 billion.......    0.94%
                                           $3 billion - $5 billion.......    0.90%
                                           $5 billion - $10 billion......    0.87%
                                           Greater than $10 billion......    0.85%

    3. Capitalized Terms. From and after the date hereof, the term "Portfolio"
       -----------------
       as used in the Advisory Agreement shall be deemed to include BlackRock Emerging Markets Equity Strategies Fund.

    4. Miscellaneous. Except to the extent supplemented hereby, the Advisory
       -------------
       Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the generality of the foregoing, it is understood that the Adviser may employ one or more sub-advisers for the New Portfolio pursuant to Section 2 of the Advisory Agreement.

    5. Release. "BlackRock Funds" and "Trustees of BlackRock Funds" refer
       -------
       respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

                                 [End of Text]

   IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 14 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

                                             BLACKROCK FUNDS

                                             By:  /s/ John Perlowski
                                                  ------------------------------
                                                  Name: John Perlowski
                                                  Title: President and Chief
                                                  Executive Officer

                                             BLACKROCK ADVISORS, LLC

                                             By:  /s/ Neal J. Andrews
                                                  ------------------------------
                                                  Name: Neal J. Andrews
                                                  Title: Managing Director

                                       3